Exhibit 10.42

TIMESHARING AGREEMENT

This Timesharing Agreement, made and entered into this October 22nd, 2004 by and between Amsdell Holdings I, Inc., an Ohio corporation, with principal offices at 6745 Engle Road, Suite 300, Cleveland, OH 44130 (“Lessor”), and U-Store-It Mini Warehouse Co. (“Lessee”).

W I T N E S S E T H, that

WHEREAS, Lessor has entered into that certain Aircraft Lease with Aqua Sun Investments, L.L.C. dated March 15th, 2001 (the “Lease”) for that certain civil Aircraft (hereinafter defined) bearing the United States Registration Number N306CJ (“the Aircraft” or “Aircraft”); and of the type Cessna Citation CJ2 (CE-525A), Serial # 525A-0016.

WHEREAS, Lessor employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Lessor and Lessee desire to lease said Aircraft and flight crew on a Time Sharing basis as defined in Section 91.501 (c) (1) of the Federal Aviation Regulations “FAR”.

NOW, THEREFORE, Lessor and Lessee, declaring their intention to enter into and be bound by this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, hereby covenant and agree as follows:

1. Lessor agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR 91.501 (c) (1) and to provide a fully qualified flight crew for all operations for the period of twelve (12) months, commencing on October 22nd, 2004, and terminating October 21st , 2005. Not withstanding, this Agreement may be terminated for any reason by either party upon thirty (30) days prior written notice to the other party.

2. Lessee shall pay Lessor for each flight conducted under this Agreement the actual expenses of each specific flight as authorized by FAR Part 91.501 (d). These expenses are limited to:

(1)	Travel expenses of the crew, including food, lodging and ground transportation.

(2)	Hangar and tie down costs away from the Aircraft’s base of operation.

(3)	Landing fees, airport taxes and similar assessments.

(4)	Customs, foreign permits and similar fees directly related to the flights.

(5)	In-flight food and beverages.

(6)	Passenger ground transportation.

3. Lessor will pay all expenses related to the operation of the Aircraft whenever Incurred.

4. Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least twenty four (24) hours in advance of Lessee’s planned departure. Requests for flight time shall be in a form, whether oral or written, mutually convenient to, and agreed upon by the parties. In addition to proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Lessor or Lessor’s flight crew:

(a)	Proposed departure point;

(b)	Destination;

(c)	Date and time of flight;

(d)	The number of anticipated passengers;

(e)	The nature and extent of luggage and/or cargo to be carried;

(f)	The date and time of a return flight, if any; and

(g)	Any other information concerning the proposed flight that may be pertinent or required by Lessor or Lessor’s flight crew.

5. Lessor shall have final authority over the scheduling of the Aircraft, provided, however, that Lessor will use its best efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling.

6. Lessor shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft; unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition, which in his judgment would compromise the safety of the flight.

7. Lessor shall employ, pay for and provide to Lessee a qualified flight crew consisting of two (2) pilots for each flight undertaken under this Agreement.

8. In accordance with applicable Federal Aviation Regulations, the qualified flight crew provided by Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action, which in the considered judgment of the Pilot in Command is necessitated by considerations of safety. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person. The parties further agree that Lessor shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions or acts of God.

9. Lessor will provide such additional insurance coverage as Lessee shall request or require, provided, however, that the cost of such additional insurance shall be borne by Lessee. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed, such understanding and agreement being a significant and material inducement to the execution of this Lease by Landlord, that; (i) there shall be absolutely no personal liability of whatsoever nature imposed upon Landlord, its successors or assigns, any partner of Landlord, whether general or limited or their respective heirs, personal representatives, successors or assigns, or any mortgagee in possession with respect to any of the terms, covenants or conditions of this Lease; (ii) in the event that Lessee suffers a loss by reason of any claim, loss or damage that is covered by the insurance carried by Lessor or Lessee at the time of the event; Tenant’s sole and exclusive remedy for any such claim by Lessee shall be limited to the amount that Tenant receives from any such insurance and Lessee expressly waives any right to proceed against Lessor therefore.

10. Lessee warrants that:

(a)	It will use the Aircraft for and on account of its own business only, and will not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire.

(b)	Lessee shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c)	During the term of this Agreement, it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a Time Sharing Lessee.

11. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Cleveland, Ohio (CLE).

12. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23

OF THE FEDERAL AVIATION REGULATIONS.

(a)	AMSDELL HOLDINGS I, INC. (LESSOR), HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND

MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(b)	AMSDELL HOLDINGS I, INC. (LESSOR), AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, LESSOR SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT.

(c)	THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM CLEVELAND, OHIO, FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to do so.

Lessor: AMSDELL HOLDINGS I, INC.

	By:	/s/ Robert J. Amsdell
Robert J. Amsdell, President
Attest:

Lessee: U-STORE-IT MINI WAREHOUSE CO

	By:	/s/ Todd C. Amsdell
Attest:		Todd C. Amsdell, President

A copy of this Agreement must be carried in the Aircraft while being operated hereunder.

NOTE: Time Sharing is considered commercial for tax purposes. Therefore, the Lessor should collect the current percentage (%) Excise Tax on the amounts paid and Segment Charges and remit to the IRS using IRS Form F20 (if in effect).

ADDENDUM

This Addendum relates directly to the TimeSharing Agreement entered into between Amsdell Holdings I, Inc. (“Lessor”) and U-Store-It Mini Warehouse Co. (“Lessee”) effective October 22nd, 2004.

1.	Lessee agrees to utilize the Aircraft for a minimum of 25 Hours throughout the lease period.

2.	The cost of “standard” flight time will be charged at $1,250/Hr, Block-Block (Brakes Off – Brakes On).

3.	All flight time charges will be subject to the Commercial Excise Tax in force (currently 7.5%) and flight segment charges of $3.00 per flight segment (per passenger).

4.	Aircraft Re-positioning Costs, Excise Tax, and Segment Charges, will be classed as “extraordinary” and billed on supplemental invoices and paid as incurred.

5.	Aircraft Re-positioning (when required or requested) will be charged at $950/hour, plus fuel.

6.	Aircraft Re-positioning (when required or requested) will be shared by the actual user and the other party requesting re-positioning for another trip, and, if a person authorized by the Lessor is on board the aircraft on any one of the Lessee’s timesharing flights the cost will be shared 50/50 between the Lessor and the Lessee.

7.	The Lessor or Lessee will have the right to terminate this Timesharing agreement at anytime and/or, for any reason whatsoever with thirty, (30) days written notice sent to the appropriate principal office as detailed in the Timesharing agreement.

8.	Lessee agrees to pay all crew expenses, which will be billed separately and paid directly to the crewmembers as follows. Crew expenses for food to be standardized at $49/day per person, ($11 Breakfast, $13 Lunch, $25 Dinner). Crew expenses for overnight lodging (including car rental) to be standardized at $125/night per person.

Agreed To:	Agreed To:
/s/ Robert J. Amsdell		/s/ Todd C. Amsdell

Robert J. Amsdell. President		Todd C. Amsdell, President
Amsdell Holdings I, Inc.		U-Store-It Mini Warehouse Co.

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